Exhibit 99.1

Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company
Reports First Quarter Operating Results

First Quarter:
–	Company generates $1.2 million in cash from operations
–	Unit sales of 11.8 million units
–	Net revenues of $6.7 million
–	Operating income of $1.6 million
–	Diluted EPS of $0.05
–	Operating margin of 24%
–	Cash dividend of $0.07 per share to be paid February 5, 2014

CHICAGO, February 3, 2014 - The Female Health Company (NASDAQ - CM: FHCO), which manufactures and markets the FC2 Female Condom® (FC2), today reported its  financial results for the quarter ended December 31, 2013 (first quarter of FY2014). The Company will host an investor conference call today at 11:00 a.m. Eastern Standard Time (EST) to discuss these operating results and other topics of interest (see details below).

Management Comments

“The Company sold 11.8 million FC2 Female Condoms during the first three months of Fiscal 2014, or 31% less than during the first three months of Fiscal 2013, when a first quarter record 17.1 million units were sold to customers,” stated O.B. Parrish, Chairman of The Female Health Company. “We believe the decrease in unit sales was due to public sector purchasing patterns and does not reflect any weakening in underlying demand for the product. The Company is involved in discussions for potential significant orders.”

“On a long-term basis, we believe demand for FC2 will continue to grow, as evidenced by a 19% average compound annual unit growth rate during the eight-year period from Fiscal 2005 through Fiscal 2013, despite periods of quarterly and annual fluctuations.”

“The Company’s overall financial performance for the first quarter of Fiscal 2014 was solid,” continued Parrish. “Even with a 31% decrease in unit sales, the Company’s operating profit margin was 24% of net revenues. During the quarter ended December 31, 2013 we generated $1.2 million in positive cash flow from operations, including a $0.6 million negative impact from changes in operating assets. Cash on hand has increased 85% to $8.0 million as of December 31, 2013 from $4.3 million at December 31, 2012, after the payment of $7.8 million in dividends during that period. In early Fiscal 2013, the Company completed a 20% expansion in its production capacity to 100 million units annually. In view of pending tenders and other positive market indicators, we continue to explore an option that would permit us to further double our production capacity as needed, on a modular basis.”

“We believe several factors will continue to drive increased demand for FC2, including the feminization of HIV/AIDS and its expanding role in family planning,” continued Parrish.  “The global HIV/AIDS pandemic is currently the leading cause of death among women of reproductive age (15-44), and the female condom is the only female-controlled product that provides dual protection against both HIV/AIDS and unintended pregnancy.  The Bill and Melinda Gates Foundation and the Government of the United Kingdom have initiated the Family Planning 2020 (FP2020) program, which is designed to increase access to contraceptives for an additional 120 million women in 69 developing countries by the year 2020.  In addition, global funding to battle sexually-transmitted diseases and to expand utilization of contraceptives has increased, as evidenced by $4.6 billion in commitments to fund the FP2020 program and the December 2013 pledge of $12 billion by donors to fund the battle against HIV/AIDS, Tuberculosis and Malaria over a three-year period.”

First Quarter Results

The Company reported net revenues of $6,690,195 and net income of $1,464,603, or $0.05 per diluted share, for the three months ended December 31, 2013, compared with net revenues of $9,910,227 and net income of $3,533,846, or $ 0.12 per diluted share, for the three months ended December 31, 2012.

Unit sales decreased 31% in the first quarter of FY2014, relative to the prior-year period, due to the volatility of timing and shipment of large orders.  The first quarter of FY2013 was a record first quarter that included significant shipments to Brazil and the Republic of South Africa.

Cost of sales decreased 24% to $3,011,701 in the three months ended December 31, 2013, from $3,944,028 in the same period last year.  The decrease was primarily due to lower unit sales, partially offset by the Company’s volume purchasing incentive program.

Gross profit decreased 38%, to $3,678,494 in the three months ended December 31, 2013, from $5,966,199 in the three months ended December 31, 2012.  Gross profit margin in the three months ended December 31, 2013 narrowed to 55% of net revenues, versus 60% in the corresponding period of the previous fiscal year. The reduction primarily reflects the effect of lower volumes.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders and production scheduling rather than from any fundamental changes in the business.

Operating expenses decreased 11% to $2,094,858 in the first quarter of FY2014, compared with $2,365,165 in the prior-year quarter.  The decrease was primarily due to lower legal and consulting fees and incentive compensation expense.

Operating income for the three months ended December 31, 2013 declined 56% to $1,583,636, versus operating income of $3,601,034 in the same period last year.  The decrease was primarily due to lower unit sales and the reduction in gross margins.

Net interest and other expense totaled $1,732 in the most recent quarter, compared with $4,244 in the same period in FY2013.  A foreign currency transaction loss of $18,426 was recorded during the first quarter of FY2014, compared with a foreign currency transaction loss of $37,267 in the year-earlier period.

Net income declined 59% to $1,464,603 in the three months ended December 31, 2013, versus net income of $3,533,846 in the same period of the prior year, as a result of the factors discussed above. Net income was 22% and 36% of net revenues for the three months ended December 31, 2013 and 2012, respectively.

Cash Dividends

The Company's operations generated positive cash flow of $1.2 million in the three months ended December 31, 2013, including a negative impact related to changes in operating assets and liabilities of $(0.6) million, compared with $1.0 million in the three months ended December 31, 2012, including a negative impact related to changes in operating assets and liabilities of $(2.9) million.

On December 12, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.07 per share.  The Company will pay, from its cash on hand, approximately $2.0 million pursuant to the dividend on February 5, 2014 to stockholders of record as of January 29, 2014.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Standard Time, today, February 3, 2014, to discuss its first quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to “The Female Health Company Conference Call” a few minutes before 11:00 a.m. EST.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Monday, February 10, 2014, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10040138. After Monday, February 10, 2014, the replay of the call will be available on the Company’s website at www.femalehealth.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and approximately 144 other countries globally.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by the FDA that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding underlying demand for FC2, the results of discussions for potential significant orders,  possible options to expand manufacturing capacity and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; payments of any future dividends are at the discretion of the Board of Directors and the Company may not have sufficient cash flows to pay dividends; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2013.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2013	2013
Cash	$7,991,187	$8,922,430
Accounts receivable, net	2,671,582	2,362,165
Income tax receivable	77,519	78,440
Inventory, net	2,532,874	2,459,417
Prepaid expenses and other current assets	452,931	514,213
Deferred income taxes	2,552,000	2,552,000
Total current assets	16,278,093	16,888,665

Other non-current assets	146,956	138,458
Plant and equipment, net	2,032,553	2,094,830
Deferred income taxes	16,048,000	16,048,000
Total assets	$34,505,602	$35,169,953

Accounts payable	$1,175,974	$904,049
Accrued expenses and other current liabilities	1,232,597	1,520,952
Accrued compensation	456,800	962,693
Accrued dividend	2,021,600	19,505
Total current liabilities	4,886,971	3,407,199

Deferred rent	60,139	66,799
Deferred grant income	51,611	57,819
Deferred income taxes	232,453	235,179
Total liabilities	5,231,174	3,766,996

Total stockholders’ equity	29,274,428	31,402,957
Total liabilities and stockholders' equity	$34,505,602	$35,169,953

Unaudited Condensed Consolidated Income Statements

	Three Months Ended
	December 31,
	2013	2012

Net revenues	$6,690,195	$9,910,227

Cost of sales	3,011,701	3,944,028

Gross profit	3,678,494	5,966,199

Operating expenses	2,094,858	2,365,165

Operating income	1,583,636	3,601,034

Interest and other expense, net	(1,732)	(4,244)
Foreign currency transaction loss	(18,426)	(37,267)

Income before income taxes	1,563,478	3,559,523

Income tax expense	98,875	25,677
Net income	$1,464,603	$3,533,846

Net income per basic common share outstanding	$0.05	$0.12

Basic weighted average common shares outstanding	28,479,597	28,333,360

Net income per diluted common share outstanding	$0.05	$0.12

Diluted weighted average common shares outstanding	28,798,400	28,694,903

Cash dividends declared per common share	$0.14	$0.12